Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-124601 on Form S-3 and Registration Statement No. 333-141916 on Form S-8 of Kapstone Paper and Packaging Corporation of our report dated March 19, 2007 (March 14, 2008 as to the effects of the reclass discussed in Note 3), which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the preparation of the combined financial statements and certain corporate allocations, (2) the recording of a pretax impairment charge by International Paper Company, (3) the completion of the sale of the Kraft Papers Business by International Paper Company and (4) the reclassification of certain expenses, relating to the financial statements of Kraft Papers Business—A Division of International Paper Company appearing in the Annual Report on Form 10-K of KapStone Paper and Packaging Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Memphis, Tennessee
March 31, 2009